ADDENDUM TO ENDORSEMENT AGREEMENT

This Addendum ("Addendum") to the Endorsement Agreement dated November 10, 2020 (the "Agreement") between Tee-2-Green Enterprises Limited ("Tee-2-Green") and Jupiter Wellness, Inc. ("Jupiter") is made this 3rd day of September 2021 by and between Tee-2-Green and Jupiter.

Recitals:

WHEREAS, pursuant to the Agreement, Tee-2-Green has previously agreed to provide services to Jupiter;

WHEREAS, at the time the Agreement was entered into, Tee-2-Green and Jupiter shared certain assumptions regarding the amount of time necessary to accomplish the goals of the Agreement;

WHEREAS, the parties desire to amend and supplement the Agreement to set forth certain binding commitments relating to the foregoing premises;

NOW THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements set forth in this Addendum, Tee-2-Green and Jupiter hereby agree as follows:

A) The "Contract Period" shall be extended by two (2) additional years commencing on the Effective Date and terminating at midnight on November 10, 2025, unless extended by mutual agreement of the parties.

B) Tee-2-Green will be issued 60,000 additional shares of Jupiter Wellness Inc. restricted common stock ("the Restricted Stock"). The Restricted Stock shall be fully earned upon signing of this Addendum and shall be issued as fully-paid and non-assessable securities. Jupiter shall take all corporate action necessary for the issuance of the Restricted Stock, to be legally valid and irrevocable, including obtaining approval of its Board of Directors. In addition, Jupiter will pay Tee-2-Green $75,000 in year four and $75,000 in year five of the Agreement, such amounts to be paid in accordance with the terms of Section 7(b) of the Agreement. The Agreement will remain in effect through November 10, 2025.

C) Except as specifically amended by this Addendum, the Agreement shall remain in full force and effect.

D) This Addendum may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly executed, delivered and effective for all purposes.

E) This Addendum shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without giving effect to its conflicts of law principles. Any controversy or claim arising out of or relating to this Addendum shall be determined in accordance with Section 17 of the Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

TEE-2-GREEN ENTERPRISES LIMITED

DocuSigned by:

By: ______________________

1E7FC8FEBF0C4E5...

Name: Wayne Elliott

Director/Chasseral(Directors)Limited

DocuSigned by:

By: ______________________

9CC63ACEC9934AA...

Name: Philippe de Salis

Director/Chasseral(Directors)Limited

JUPITER WELLNESS, INC

DocuSigned by:

By: Brian S. John

DDBF1B80B81C44B...

Name: Brian S. John

Title: CEO